EXHIBIT 8.1







                          [Foley & Lardner Letterhead]


                               September 24, 1998



   State Financial Services Corporation
   10708 W. Janesville Road
   Hales Corners, WI  53130

   Gentlemen:

             You have requested our opinion as to material federal income tax consequences of the proposed merger of Home Bancorp of Elgin, Inc., a Delaware corporation ("HBE"), with and into State Financial Services Corporation, a Wisconsin corporation ("SFS"), pursuant to an Agreement and Plan of Merger dated June 1, 1998 (the "Agreement") by and between HBE and SFS as more completely described below and as described in the Joint Proxy Statement/Prospectus included in the Registration Statement on Form S-4 to be filed by SFS and HBE with the Securities and Exchange Commission (the "Proxy Statement/Prospectus"). All capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Proxy Statement/Prospectus.

   A.   Statement of Facts.

             HBE is a holding company for Home Federal Savings and Loan Association of Elgin, a federally chartered savings and loan association. As of September 11, 1998, the outstanding shares of capital stock consisted of 6,658,799 shares of common stock, $.01 par value per share ("HBE Common Stock"). The shares of HBE Common Stock are widely held and publicly traded.

             SFS is a multi-bank holding company. As of September 11, 1998, its outstanding shares of stock consisted of 4,004,372 shares of common stock, $.10 par value per share ("SFS Common Stock"). The shares of SFS Common Stock are widely held and publicly traded.

             The Agreement provides for the merger of HBE with and into SFS, which merger will result in the combination of SFS and HBE as a single corporation (the "Surviving Corporation") that will continue to operate under the name "State Financial Services Corporation" (the "Merger"). Pursuant to the Merger, each outstanding share of HBE Common Stock (except as otherwise provided below) will be canceled and converted into the right to receive between .64 and .86 shares of SFS Common Stock (depending on market value of SFS Common Stock on the Decision Date and subject to certain adjustments) plus cash in lieu of any fractional shares. All shares of HBE Common Stock (i) owned by HBE as treasury stock, (ii) owned by the HBE 1997 Recognition and Retention Plan and not allocated to participants thereunder or (iii) owned by SFS or by an SFS Subsidiary for its own account will be canceled and no SFS Common Stock or other consideration will be given in exchange therefor. Shares of SFS Common Stock that are issued and outstanding at the time of the Merger will not be affected by the Merger and will remain outstanding as the same number of shares of the Surviving Corporation. With respect to persons who have been granted options by HBE under the terms of its 1997 Stock Option Plan (the "HBE Option Plan"), each option that is outstanding and unexercised prior to the Effective Time will be converted into an option to purchase shares of SFS Common Stock equal to the product of the number of shares of HBE Common Stock subject to the original option and the HBE Exchange Ratio (with fractional shares being rounded up to the nearest whole number) and will have an exercise price per share equal to the exercise price under the original option divided by the HBE Exchange Ratio (with the exercise price rounded down to the nearest whole cent).

             The SFS board of directors has determined that the Merger is desirable since, among other reasons, it will create a significantly larger financial institution that will have greater flexibility and the capabilities to offer a wider array of financial products and services, will allow increased access to SFS to the Northeastern Illinois market, and will provide opportunities for cost-savings and economies of scale due to similarity and proximity of operations.

             The HBE board of directors has determined that the Merger is in the best interests of HBE and its shareholders because of, among other reasons, the building of market share, the potential for expansion of products and services that may be offered to customers, the potential opportunities for cost-savings and economies of scale due to similarity and proximity of operations, and the ability of the resulting larger financial institution to have the capacity and flexibility to respond to increased regulatory burdens, changing technology and a changing competitive environment. In addition, the HBE shareholders would be receiving stock in a high quality combined entity with enhanced liquidity.

   B.   Representations.

             The description in the Proxy Statement/Prospectus under the heading "Certain Federal Income Tax Consequences of the Merger" and our opinion as stated herein are based upon and subject to:

             (i) The Merger being effected in the manner described in the Proxy Statement/Prospectus and in accordance with the Agreement, and a Certificate of Merger, Articles of Merger, and any other necessary documents are properly executed and filed in accordance with Section 252 of the Delaware General Corporation Law and Section 180.1103 of the Wisconsin Business Corporation Law.

             (ii) The accuracy and completeness of the statements concerning the Merger set forth in the Proxy Statement/Prospectus.

             (iii) The accuracy of the representations set forth on Exhibit A attached hereto made to us by SFS and the continued accuracy of such representations at all times through the Effective Time.

             (iv) The accuracy of the representations set forth on Exhibit B attached hereto made to us by HBE and the continued accuracy of such representations at all times through the Effective Time.

   C.   Opinions.

             Based upon the foregoing, and subject to the condition and limitations set forth below, we are of the opinion that:

             (i) The Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). SFS and HBE will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

             (ii) No gain or loss will be recognized by HBE pursuant to the Merger.

             (iii) The basis of SFS in the assets of HBE immediately after the Merger will be the same as the basis of HBE in such assets immediately prior to the Merger.
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             (iv) The holding period of SFS in the assets of HBE received in the Merger will include the period during which HBE held the assets prior to the Merger.

             (v) Except to the extent of any cash received in lieu of a fractional share interest in SFS Common Stock, no gain or loss will be recognized by any shareholder of HBE pursuant to the Merger.

             (vi) The aggregate income tax basis of SFS Common Stock received by the shareholders of HBE pursuant to the Merger will be the same as the aggregate tax basis of the HBE Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received and increased by any gain recognized on the exchange).

             (vii) The holding period of SFS Common Stock received by each shareholder of HBE in the Merger will include the holding period of HBE Common Stock exchanged therefor, provided that such shareholder held such HBE Common Stock as a capital asset on the date of the Merger.

   D.   Limitations.

             We express no opinion on the following matters:

             The tax treatment of the Merger under other provisions of the Code and the regulations thereunder.

             The tax treatment of any conditions existing at the time of, or effects resulting from, the Merger that are not specifically addressed herein, including without limitation, the tax treatment of any shareholder of HBE who acquired HBE Common Stock pursuant to an employee stock option or otherwise as compensation; or

             The tax treatment of the Merger under the laws of any state or commonwealth or any other jurisdiction other than the United States.

             Our opinions are based upon the existing provisions of the Code, the regulations thereunder, published revenue rulings, procedures, and releases of the Internal Revenue Service, and existing Court decisions, any of which could be changed at any time. Any of such changes may be retroactive with respect to transactions entered into prior to the date of such changes and could modify our opinions retroactively. The Internal Revenue Service is not bound by our opinions and, accordingly, is not precluded from asserting positions contrary to our opinions. Further, the
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   opinions expressed herein are based upon our best interpretations of existing sources of law and express what, based on these sources, we believe a court would likely conclude if presented with these issues. However, no assurance can be given that such interpretations would be followed if they became the subject of judicial or administrative proceedings.

             As explained above, our opinions, as set forth herein, are based upon the representations and factual statements referred to herein. If any such representation or factual statement if inaccurate or incorrect in any material respect now or at the Effective Time, any or all of the opinions expressed herein with respect to the Merger may become inapplicable.

             We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement on Form S-4 and to the reference to our firm under the heading "Certain Federal Income Tax Consequences of the Merger" in the Proxy Statement/Prospectus that constitutes part of the Registration Statement. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

                                      Very truly yours,


                                      /S/ Foley & Lardner
                                      FOLEY & LARDNER